Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, AUGUST 5, 2004 David J. Vander Zanden Mary Kabacinski President / CEO EVP / CFO 920-882-5602 920-882-5852

W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY, INC.

CALLS FOR REDEMPTION OF

SIX PERCENT CONVERTIBLE SUBORDINATED NOTES

Greenville, WI, August 5, 2004—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today announced that it has called for an August 20, 2004 redemption of all of its six percent convertible subordinated notes due August 1, 2008 (“Notes”). The aggregate principal amount of Notes outstanding is $149.5 million.

The Notes may be converted into shares of School Specialty’s common stock at any time prior to the close of business on August 19, 2004 at the rate of 30.9693 shares for each $1,000 principal amount represented by such notes (equivalent to a conversion price of approximately $32.29 per share). Approximately 4.6 million shares of School Specialty common stock will be issued if all of the notes are converted. Cash will be paid in lieu of fractional shares. As of August 4, 2004, the last reported sale price of School Specialty’s common stock on Nasdaq was $33.92 per share.

Alternatively, holders may have their Notes redeemed at 103.43 percent of the principal amount thereof, plus accrued interest to August 20, 2004. Payment of the redemption price and accrued interest will be made on August 23, 2004. Any Notes not converted on or before the close of business on August 19, 2004 will be automatically redeemed on August 20, 2004. No interest will accrue on or after August 20, 2004.

Surrender of the Notes for redemption or conversion may be affected only by the holder of record for such notes. Beneficial owners of the notes should contact the broker, dealer, bank, trust company or other nominee through which they beneficially own Notes to provide instructions with respect to the redemption or conversion of their Notes or to obtain additional information.

A notice of redemption is being mailed to all registered holders of the Notes. Copies of the notice of redemption may be obtained from BNY Midwest Trust Company by calling Roxanne Ellwanger at (312) 827-8574.

First Quarter Fiscal 2005 Earnings Release

School Specialty will release earnings for its first quarter fiscal 2005 on August 10, 2004, at approximately 7:30 am Central Time. The Company will host a conference call at 10:00 am Central Time on August 10, 2004.

Investors have the opportunity to listen to School Specialty’s fiscal 2005 first quarter conference call live over the Internet through Vcall at www.vcall.com. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty, Inc. is an education company serving the preK-12 education market by providing products, services and ideas that enhance student achievement and development to educators and schools across the United States. School Specialty’s family of brands serve more than 118,000 schools throughout the United States and Canada with a comprehensive range of more than 85,000 products and services. The company reaches customers through more than 40 million catalogs mailed annually, multiple commerce sites and through its staff of over 2,800 associates including 500 sales representatives. With a focus on the education industry, School Specialty family brands include School Specialty Educator’s Marketplace, School Specialty Children’s Publishing, Classroom Direct, Childcraft, abc School Supply, Sax Arts & Crafts, Frey Scientific, Premier Agenda, Sportime, Califone and Teacher’s Video. Each serves educators and curriculum specialists in curriculum-specific and proprietary product offerings developed with and inspired by educators. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2004 and other documents filed with the Securities and Exchange Commission.

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